AGREEMENT AND PLAN OF MERGER


Time Lending, California Inc.,
a Nevada corporation
and
Time Lending, California Inc.,
a California corporation


         1. AGREEMENT AND PLAN OF MERGER. Time Lending, California Inc., a Nevada corporation located at 1040 E. Katella Ave., Suite B1, Orange, California 92867 ("Time- Nevada"), was created for the sole purpose of effecting a merger of Time Lending, California Inc., a California corporation located at 1040 E. Katella Ave., Suite B1, Orange, California 92867 ("Time-California"), with and into Time-Nevada.

         As a result of the merger of Time-California with and into Time-Nevada, Time-California shall cease to exist. Time-Nevada shall be the surviving corporation ("Surviving Corporation") in the merger. The Articles of Incorporation, Bylaws, Directors and Officers of Time-Nevada shall be the Articles of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

         Each share of Time-California no par value common stock (the "Time-California Common Stock") issued and outstanding on the Effective Date shall be converted or exchanged by the Surviving Corporation into one share of Time-Nevada $0.001 par value common stock (the "Time-Nevada Common Stock"). No shares of Time-Nevada Common Stock were issued prior to the merger. From and after the Effective Date, each certificate which previously represented shares of Time-California Common Stock will be deemed for all corporate purposes to evidence ownership of an equal number of full shares of Time- Nevada Common Stock. Certificates representing Time-California Common Stock will be replaced after the Effective Date only when submitted to the transfer agent with a request that they be so replaced or when they are presented for transfer.

         2. CONSENT TO SERVICE OF PROCESS. The Board of Directors of Time-Nevada has unanimously consented to be served with process in the State of California in any proceeding for enforcement of any obligation of Time-Nevada, including any suit or other proceeding to enforce the right of any stockholders of the former Time-California as determined in appraisal proceedings pursuant to Chapter 13 of the California General Corporation Law, and the California Secretary of State is irrevocably appointed as its agent to accept service of process in any such suit or other proceedings. The California Secretary of State shall mail a copy of any such process to Time-Nevada at 1040 E. Katella Ave., Suite B1, Orange, California 92867.

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         3. EFFECTIVE DATE. This Agreement and Plan of Merger shall become effective immediately upon filing the Articles and Certificate of Merger in the State of Nevada and State of California ("Effective Date").


         This Agreement and Plan of Merger hereby is adopted, approved, certified, executed and acknowledged by Time-Nevada and Time-California as of the ________ day of December, 2000.

                                             TIME-CALIFORNIA:

ATTEST:                                      TIME LENDING, CALIFORNIA, INC.,
                                             a California corporation


/s/ Philip C. La Puma                        By: /s/ Michael F. Pope
------------------------------                   -------------------------------
Philip C. La Puma, Secretary                     Michael F. Pope, President


                                             TIME-NEVADA

ATTEST:                                      TIME LENDING, CALIFORNIA, INC.,
                                             a California corporation


/s/ Philip C. La Puma                        By: /s/ Michael F. Pope
------------------------------                   -------------------------------
Philip C. La Puma, Secretary                     Michael F. Pope, President

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